Exhibit 99.3

IRREVOCABLE PROXY

TO VOTE STOCK OF

READY MIX, INC.

    The undersigned stockholder of Ready Mix, Inc., a Nevada corporation (“Company”), hereby irrevocably appoints the members of the Board of Directors of Skanon Investments, Inc., an Arizona corporation (“Purchaser”), and each of them, or any other designee of Purchaser, after the Effective Date and prior to the Expiration Date as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the full extent that the undersigned is entitled to do so) with respect to all of the issued and outstanding shares of capital stock of Company that now are owned of record by the undersigned and are owned as of any record date relevant for a vote (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy.  The Shares beneficially owned by the undersigned stockholder of Company as of the date of this Irrevocable Proxy are listed on Schedule 1 to this Irrevocable Proxy.  Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to the voting of any Shares on the matters referred to in the third full paragraph of this Irrevocable Proxy are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to such matters until after the Expiration Date (as defined below), subject in every case to the survival of the prior proxies and rights set forth in that certain Pledge Agreement, dated as of February 2, 2009, made by the Stockholder in favor of LBC Credit Partners II, LP, as agent for the lenders from time to time party to the Loan Agreement described therein.

    This Irrevocable Proxy is irrevocable, is coupled with an interest, and is granted in consideration of Purchaser entering into that certain Asset Purchase Agreement dated as of January 29, 2010 (the “Asset Purchase Agreement”) by and between Purchaser and Company and is effective until the Expiration Date. As used herein, the term “Expiration Date” means the earlier to occur of (a) the Closing, (b) the date on which the Asset Purchase Agreement is amended, supplemented, varied, altered or modified other than as a result of Purchaser exercising its Buyer Matching Right (as defined in the Asset Purchase Agreement), and other than to extend the time for Closing by no more than 90 days after April 30, 2010 as mutually agreed by Purchaser and Company,(c) the date on which the Asset Purchase Agreement is terminated or (d) the date on which Stockholder materially breaches or terminates the Voting Agreement to which this Irrevocable Proxy relates, which Stockholder shall be entitled to do with or without cause or reason at any time and without penalty under the Voting Agreement to which this Irrevocable Proxy relates or otherwise.  Also as used herein, the term Effective Date means the date of the Asset Purchase Agreement.

    The attorneys and proxies named above, and each of them are, hereby authorized and empowered by the undersigned, at any time after the Effective Date and prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares and any New Shares, and to exercise all voting rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special or adjourned meeting of the stockholders of Company and in every written consent in lieu of such meeting:

       (a)   in favor of adoption of the Asset Purchase Agreement and the transactions contemplated thereby;

       (b)   against approval of any proposal made in opposition to the Asset Purchase Agreement and consummation of the transactions contemplated thereby;

       (c)   against any Company Competing Transaction (as defined below) from any party other than Purchaser or an affiliate of Purchaser as contemplated by the Asset Purchase Agreement;

       (d)   against any proposal that is intended to, or is reasonably likely to, result in the conditions of Company’s obligations under the Asset Purchase Agreement not being fulfilled;

       (e)   against any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Asset Purchase Agreement or any of the other transactions contemplated by the Asset Purchase Agreement; and

       (f)   against any dissolution, liquidation or winding up of Company (other than as may be contemplated by the Asset Purchase Agreement).

    For purposes of this Irrevocable Proxy, the term “Company Competing Transaction” shall mean any of the following involving Company (other than the Asset Purchase Agreement):

       (i)          any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or other similar transaction;

       (ii)         any sale, lease, exchange, transfer or other disposition of 50% or more of the assets of Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions;

       (iii)        any tender offer or exchange offer for 50% or more of the outstanding voting securities of Company; or

       (iv)        any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act) having been formed which beneficially owns, or has the right to acquire beneficial ownership of, 50% or more of the outstanding voting securities of Company;

       (v)         any solicitation in opposition to the approval of the Asset Purchase Agreement by the stockholders of Company; or

       (vi)        any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

    Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

       This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated: January 29, 2010

Meadow Valley Parent Corp.

By:	/s/ Ted W. Beneski
Name: Ted W. Beneski
Title: Chairman of the Board

 (Signature Page to Irrevocable Proxy)

Schedule 1

Share Ownership

Stockholder Name	Number of Shares Held	Class
Meadow Valley Parent Corp.	2,645,212	Common stock